For Immediate Release

THE McGRAW-HILL COMPANIES REPORTS
SECOND QUARTER EPS OF $0.61

Second Quarter 2010 Highlights

-Operating margin expands to 24.7%
-Digital products grow at double-digit rate
in U.S. Higher Education and Professional markets
-Strong performance in global energy markets

New York, NY, July 23, 2010 — The McGraw-Hill Companies (NYSE: MHP) today reported diluted earnings per share of $0.61 for the second quarter of 2010, a 17.3% increase compared to $0.52 for the same period in 2009. The 2009 diluted earnings per share included a total of $0.06 per diluted share for a net restructuring charge and a loss on a divestiture.

Net income for the second quarter of 2010 increased by 16.4%, or $27.0 million, to $191.1 million. Revenue in the second quarter was up 0.6% to $1.5 billion.

“Solid results in the U.S. college and university market, a strong performance by Standard & Poor’s indices, and strength in the global energy information market helped offset some softening in credit market services in the second quarter,” said Harold McGraw III, Chairman, President and Chief Executive Officer of The McGraw-Hill Companies. “Our operating margin improved by 340 basis points to 24.7%.”

Education:  Revenue for this segment increased by 1.8% to $565 million in the second quarter compared to the same period last year. The operating profit for the second quarter grew to $51.6 million compared to $21.0 million last year, which included a net pre-tax restructuring charge of $11.6 million. Foreign exchange rates increased revenue by $3.3 million and operating profit by $2.3 million.

Revenue for the McGraw-Hill School Education Group declined by 4.0%, or $13.7 million, in the second quarter to $324.9 million. The results were influenced by the timing of some Texas K–12 orders, which will be shipped during the third quarter.

Revenue for the McGraw-Hill Higher Education, Professional and International Group grew by 10.8% to $240.1 million.

A solid performance in the Texas K–12 reading and literature market, this year’s biggest state new adoption opportunity at more than $400 million, was key to McGraw-Hill School Education Group’s second quarter results. Texas did not adopt new materials in 2009. This year the McGraw-Hill School Education Group expects to capture about 40% of the Texas K–5 reading market and approximately 18% of the 6–12 literature market.

The McGraw-Hill School Education Group also will benefit from solid performances in K–5 reading and reading intervention in other adoption states, from a strong showing in the Florida 6–12 math market, and from excellent capture rates in non-core disciplines such as business and computer education and family and consumer sciences.

The gain in the state new adoption market was partially offset by lower sales in California, South Carolina and Indiana—adoption states with reduced opportunities in 2010 compared to 2009. California is in the second year of its K–8 reading and literature adoption and the third year of its math adoption. But as the market leader there in reading, the McGraw-Hill School Education Group has been especially hard hit by the cut back in ordering by local school districts in response to the state’s budget deficit and poor economic outlook.

South Carolina did not fund its scheduled high school math adoption and Indiana is buying math over two years in contrast to its fully implemented science adoption in 2009.

Open territory sales were off in the second quarter. A major contributor to the decline was Illinois’s suspension of its textbook loan program for 2010. This state program funded many district orders in 2009.

In view of these recent trends, the McGraw-Hill School Education Group is trimming its estimate for the year’s state new adoption market to a range of $825 million to $875 million. The previous range was $875 million to $925 million. The McGraw-Hill School Education Group still expects to capture about 30% of the state new adoption market. Growth in the state new adoption market is key to the 4% to 6% increase now forecasted this year for the total elementary-high school market. Previously, a growth rate of 6% to 7% had been forecasted.

In testing, growth in the formative market was offset by the planned phase out of statewide custom contracts in Florida and Arizona. McGraw-Hill Education’s Acuity, a leader in the formative assessment market, added new programs in Philadelphia, Omaha, Indiana and New Mexico and won renewals in Denver, Colorado, Corpus Christi, Texas and Mesa, Arizona.

For the McGraw-Hill Higher Education, Professional and International Group, the continuing impact of higher enrollments, which surged last fall, and double-digit growth in digital products and services produced an outstanding performance in the U.S. college and university market.

Online homework management, assessment and tutoring products for students, including McGraw-Hill Connect, e-books and online courses all recorded double-digit revenue increases in the second quarter. The newly announced partnership with Blackboard Inc. will significantly expand student and faculty access to McGraw-Hill Connect by allowing them to use their Blackboard login for the full suite of McGraw-Hill Connect content and tools. Scores of McGraw-Hill Connect assignments, quizzes and tests will post directly to the Blackboard grade book, eliminating the need for students and instructors to manage access and updates in two separate systems.

In the U.S. college and university market in the second quarter, there also was double-digit growth in the following imprints:  Science, Engineering and Math; Humanities, Social Sciences and Languages; and Business and Economics.

Without the benefit of another enrollment surge this fall, the U.S. college and university market is expected to grow 5% to 7% this year.

McGraw-Hill Higher Education best sellers in second quarter included:
•	Shier, Hole’s Essentials of Human Anatomy and Physiology, 12th Edition
•	Sanderson, Computers in the Medical Office, 6th Edition
•	Nickels, Understanding Business, 9th Edition
•	Knorre, Puntos de Partida, 8th Edition
•	Lucas, The Art of Public Speaking, 10th Edition

In professional publishing, the e-book market continued to expand and there were indications of an improving trend in traditional retail channels. As part of the digital transformation, the number of professional titles available to customers as e-books increased again in the second quarter and now stands at 5,000. The number of new iPhone applications was also increased in the second quarter. There are now more than 115 mobile apps available through various licensing partners.

In professional markets, McGraw-Hill’s best sellers in the second quarter included:
•	Harrison’s Principles of Internal Medicine, 17th Edition
•	The Why of Work by David Ulrich and Wendy Ulrich
•	Crucial Conversations: Tools for Talking When Stakes are High by Kerry Patterson, et al
•	Wooden: A Lifetime of Observations On and Off the Court by John Wooden and Steve Jamison
•	COMPTIA A+ Certification All-in-One Exam Guide, 7th Edition

Reflecting the impact of favorable foreign exchange rates, revenue increased modestly in international markets. Higher education sales in Southeast Asia, South Korea and Mexico contributed to the performance.

Financial Services:  Revenue for this segment increased by 1.6% to $684.8 million in the second quarter compared to the same period last year. Operating profit declined by 4.2% to $264.7 million. In the second quarter of 2009, the operating profit of $276.4 million reflected a pre-tax loss of $13.8 million from the divestiture of Vista Research and a pre-tax net benefit of $0.4 million from restructuring charges. Foreign exchange rates had an immaterial impact on revenue and increased the growth of operating profit by $5.2 million.

Revenue for Standard & Poor’s Credit Market Services, which provides independent credit ratings, credit risk evaluations and ratings-related information and products, was up 0.1% to $457.9 million compared to the same period last year.

Revenue for Standard & Poor’s Investment Services, which provides comprehensive value-added financial data, information, investment indices and research, grew by 4.9% to $227 million in the second quarter compared to the same period last year.

Non-transaction revenue at S&P Credit Market Services declined by 1.1% to $307 million in the second quarter compared to the same period last year. Timing of contract renewals was the primary reason for the $3.6 million decline in non-transaction revenue which includes annual contracts, surveillance fees and subscriptions. In the second quarter of 2010, non-transaction revenue accounted for 67.1% of S&P Credit Market Services revenue compared to 67.9% for the same period last year.

Transaction revenue at S&P Credit Market Services increased 2.7%, or $4 million, to $150.8 million on the strength of a surging syndicated leveraged bank loan market.  Transaction revenue includes ratings of publicly-issued debt, bank loan ratings and corporate credit estimates.

After strong new issuance in April, the market stalled and credit spreads began to widen in the face of uncertainty about the pace of economic recovery and growing concern over European sovereign debt.

As a result, new issue volume in the United States declined 40.0% in the second quarter and Europe issuance dropped by 56.3% compared to the same period last year, according to S&P estimates and information from Thomson Financial and Harrison Scott Publications. In the U.S., corporate new issue dollar volume declined by 52.9%. Public finance was off 10.9%. Mortgage-backed securities decreased by 48.2%. Asset-backed securities fell by 44.3%. Collateralized debt obligations were up 46.2% off a very small base.

In Europe, corporate issuance declined by 61.1%, but the high-yield market grew by 364%. The $17.6 billion in high-yield issuance in the second quarter of 2010 in Europe compares with $3.8 billion for the same period last year.

International revenue declined by 3.9%, or $8.3 million, to $203.2 million in the second quarter and accounted for 44.4% of Standard & Poor’s Credit Market Services’ revenue in the period compared to 46.2% for the second quarter of 2009.

At Standard & Poor’s Investment Services, which accounted for 33.1% of Financial Services’ revenue in the second quarter, gains at S&P Indices and Capital IQ offset softness in investment research products and services for retail markets.

Thirty-two new exchange-traded funds based on S&P indices were launched in the second quarter bringing the total to 260. As global markets recovered, assets under management in exchange-traded funds linked to S&P indices hit $230.6 billion, a year-over-year increase of 21.5%. The average daily volume of contracts for major exchange-traded derivatives based on S&P indices increased in the second quarter by 26.2% to 3,976,000. S&P is paid a royalty each time a contract is traded.

Capital IQ continued to add new services, functionality and clients. At the end of June, Capital IQ had 3,200 clients, a year-over-year increase of 13.9%.

Information & Media:  Revenue for this segment in the second quarter declined by 5.1% to $224.2 million compared to the same period last year, but grew by 7.4% excluding the divestiture of BusinessWeek. Operating profit increased by $33.1 million to $47.5 million in the second quarter, reflecting growth in global energy products, the divestiture of BusinessWeek, and a pick up in television advertising. Operating profit of $14.4 million in the second quarter of 2009 included a net pre-tax restructuring charge of $4.0 million.  Foreign exchange rates had an immaterial impact on revenue and decreased operating profit by $0.7 million.

The Business-to-Business Group’s revenue in the second quarter declined by 7.8% to $198.9 million, but grew by 5.6% excluding BusinessWeek, which was divested on December 1, 2009. The Business-to-Business Group includes the following brands:  Aviation Week, J.D. Power and Associates, McGraw-Hill Construction and Platts.

The Broadcasting Group’s revenue grew by 24.0% to $25.3 million in the second quarter compared to the same period last year. Increases in national, local and political advertising all contributed to the improved performance.

The Outlook: “Our previous earnings per diluted share guidance for 2010 was $2.55 to $2.65.  Due to choppiness in some of our key markets, we now expect to finish the year at the low end of that range,” said Mr. McGraw.

Conference Call/Webcast Details: The Corporation’s senior management will review the second quarter earnings results on a conference call scheduled for this morning, July 23, at 8:30 AM Eastern Time. This call is open to all interested parties. Discussions may include forward-looking information. Additional information presented on the conference call may be made available on the Corporation’s Investor Relations Website at http://www.mcgraw-hill.com/investor_relations.

The Webcast will be available live and in replay at http://investor.mcgraw-hill.com/phoenix.zhtml?c=96562&p=irol-EventDetails&EventId=3208170. (Please copy and paste URL into web browser.)

Telephone access is available. Domestic participants may call (888) 323-5423; international participants may call +1 (415) 228-5016 (long distance charges will apply). The passcode is McGraw-Hill and the conference leader is Harold McGraw III. A recorded telephone replay will be available approximately two hours after the meeting concludes and will remain available until August 23, 2010.  Domestic participants may call (866) 422-7922; international participants may call +1 (203) 369-0827 (long distance charges will apply). No passcode is required.

The forward-looking statements in this news release involve risks and uncertainties and are subject to change based on various important factors, including worldwide economic, financial, liquidity, political and regulatory conditions; the health of debt (including U.S. residential mortgage-backed securities and collateralized debt obligations) and equity markets, including possible future interest rate changes; the health of the economy and in advertising; the level of expenditures and state new adoptions and open territory sales in the education market; the successful marketing of competitive products; and the effect of competitive products and pricing.

About The McGraw-Hill Companies: Founded in 1888, The McGraw-Hill Companies is a global information and education company providing knowledge, insights and analysis in the financial, education and business information sectors through leading brands including Standard & Poor’s, McGraw-Hill Education, Platts, and J.D. Power and Associates. The Corporation has more than 280 offices in 40 countries. Sales in 2009 were $5.95 billion. Additional information is available at http://www.mcgraw-hill.com.

Investor Relations: http://www.mcgraw-hill.com/investor_relations
Get news direct from McGraw-Hill via RSS:
http://investor.mcgraw-hill.com/phoenix.zhtml?c=96562&p=newsRSS

Release issued: July 23, 2010
* * *
Contacts for The McGraw-Hill Companies:

Investor Relations:
Donald S. Rubin
Senior Vice President, Investor Relations
(212) 512-4321 (office)
donald_rubin@mcgraw-hill.com

News Media:
Jason Feuchtwanger
Director, Corporate Media Relations
(212) 512-3151 (office)
jason_feuchtwanger@mcgraw-hill.com

The McGraw-Hill Companies
Statements of Income
Periods ended June 30, 2010 and 2009

(dollars in thousands, except per share data)

(unaudited)	Three Months			Six Months
	2010	2009	% Favorable (Unfavorable)	2010	2009	% Favorable (Unfavorable)

Revenue	$1,474,056	$1,465,180	0.6%	$2,664,446	$2,613,387	2.0%

Expenses	1,147,798	1,168,853	1.8%	2,147,924	2,192,719	2.0%

Income from operations	326,258	296,327	10.1%	516,522	420,668	22.8%

Other loss	-	13,849	N/M	-	13,849	N/M

Interest expense - net	20,840	18,499	(12.7)%	42,879	39,090	(9.7)%

Income before taxes on income	305,418	263,979	15.7%	473,643	367,729	28.8%

Provision for taxes on income	111,172	96,088	(15.7)%	172,406	133,853	(28.8)%

Net income	194,246	167,891	15.7%	301,237	233,876	28.8%

Less: net income attributable to noncontrolling interests	(3,162)	(3,798)	(16.7)%	(6,867)	(6,779)	1.3%

Net income attributable to The McGraw-Hill Companies, Inc.	$191,084	$164,093	16.4%	$294,370	$227,097	29.6%

Earnings per common share:
Basic	$0.61	$0.53	15.1%	$0.94	$0.73	28.8%
Diluted	$0.61	$0.52	17.3%	$0.94	$0.73	28.8%

Dividend per common share	$0.235	$0.225	4.4%	$0.470	$0.450	4.4%

Average number of common shares outstanding:
Basic	311,167	312,226		312,263	311,862
Diluted	313,167	313,033		314,709	312,525

N/M - not meaningful

Exhibit 1

The McGraw-Hill Companies
Operating Results by Segment - As Reported
Periods ended June 30, 2010 and 2009

(dollars in thousands)

(unaudited)	Three Months			Six Months
	Revenue			Revenue
	2010	2009	% Favorable (Unfavorable)	2010	2009	% Favorable (Unfavorable)

McGraw-Hill Education	$564,980	$555,189	1.8%	$882,227	$867,817	1.7%
Financial Services	684,848	673,788	1.6%	1,351,831	1,283,942	5.3%
Information & Media	224,228	236,203	(5.1)%	430,388	461,628	(6.8)%
Total revenue	$1,474,056	$1,465,180	0.6%	$2,664,446	$2,613,387	2.0%

	Segment Expenses			Segment Expenses
	2010	2009	% Favorable (Unfavorable)	2010	2009	% Favorable (Unfavorable)

McGraw-Hill Education (a)	$513,399	$534,181	3.9%	$892,438	$923,405	3.4%
Financial Services (a)(b)	420,106	397,434	(5.7)%	827,073	775,995	(6.6)%
Information & Media (a)	176,724	221,781	20.3%	355,055	444,434	20.1%
Total segment expenses	$1,110,229	$1,153,396	3.7%	$2,074,566	$2,143,834	3.2%

	Operating Profit/(Loss)			Operating Profit/(Loss)
	2010	2009	% Favorable (Unfavorable)	2010	2009	% Favorable (Unfavorable)

McGraw-Hill Education (a)	$51,581	$21,008	N/M	$(10,211)	$(55,588)	81.6%
Financial Services (a)(b)	264,742	276,354	(4.2)%	524,758	507,947	3.3%
Information & Media (a)	47,504	14,422	N/M	75,333	17,194	N/M
Total operating segments	363,827	311,784	16.7%	589,880	469,553	25.6%
General corporate expense	(37,569)	(29,306)	(28.2)%	(73,358)	(62,734)	(16.9)%
Interest expense - net	(20,840)	(18,499)	(12.7)%	(42,879)	(39,090)	(9.7)%
Total operating profit *	$305,418	$263,979	15.7%	$473,643	$367,729	28.8%

N/M - not meaningful
*	Income before taxes on income

(a)
2009 segment expenses and operating profit/(loss) for the three and six months include a net pre-tax restructuring charge of $15.2 million as follows: McGraw-Hill Education, $11.6 million; Financial Services, $(0.4) million; and Information & Media, $4.0 million.

(b)	2009 segment expenses and operating profit for the three and six months include a $13.8 million pre-tax loss on the sale of Vista Research, Inc.

Exhibit 2

The McGraw-Hill Companies
Operating Results by Segment - As Adjusted
Periods ended June 30, 2010 and 2009

(dollars in thousands)

(unaudited)	Three Months			Six Months
	Revenue			Revenue
	2010	2009	% Favorable (Unfavorable)	2010	2009	% Favorable (Unfavorable)

McGraw-Hill Education	$564,980	$555,189	1.8%	$882,227	$867,817	1.7%
Financial Services	684,848	673,788	1.6%	1,351,831	1,283,942	5.3%
Information & Media	224,228	236,203	(5.1)%	430,388	461,628	(6.8)%
Total revenue	$1,474,056	$1,465,180	0.6%	$2,664,446	$2,613,387	2.0%

	Segment Expenses			Segment Expenses
	2010	2009	% Favorable (Unfavorable)	2010	2009	% Favorable (Unfavorable)

McGraw-Hill Education (a)	$513,399	$522,565	1.8%	$892,438	$911,789	2.1%
Financial Services (a)(b)	420,106	384,007	(9.4)%	827,073	762,568	(8.5)%
Information & Media (a)	176,724	217,792	18.9%	355,055	440,445	19.4%
Total segment expenses	$1,110,229	$1,124,364	1.3%	$2,074,566	$2,114,802	1.9%

	Operating Profit/(Loss)			Operating Profit/(Loss)
	2010	2009	% Favorable (Unfavorable)	2010	2009	% Favorable (Unfavorable)

McGraw-Hill Education (a)	$51,581	$32,624	58.1%	$(10,211)	$(43,972)	76.8%
Financial Services (a)(b)	264,742	289,781	(8.6)%	524,758	521,374	0.6%
Information & Media (a)	47,504	18,411	N/M	75,333	21,183	N/M
Total operating segments	363,827	340,816	6.8%	589,880	498,585	18.3%
General corporate expense	(37,569)	(29,306)	(28.2)%	(73,358)	(62,734)	(16.9)%
Interest expense - net	(20,840)	(18,499)	(12.7)%	(42,879)	(39,090)	(9.7)%
Total operating profit *	$305,418	$293,011	4.2%	$473,643	$396,761	19.4%

N/M - not meaningful
*	Income before taxes on income

(a)
2009 segment expenses and operating profit/(loss) for the three and six months exclude a net pre-tax restructuring charge of $15.2 million as follows: McGraw-Hill Education, $11.6 million; Financial Services, $(0.4) million; and Information & Media, $4.0 million.

(b)	2009 segment expenses and operating profit for the three and six months exclude a $13.8 million pre-tax loss on the sale of Vista Research, Inc.

Exhibit 3

The McGraw-Hill Companies
Financial Services Segment
Credit Market Services
Periods ended June 30, 2010 and 2009

(dollars in thousands)

Transaction vs. Non-Transaction Revenue

(unaudited)
	2010	2009	% Change
Three Months
Transaction revenue (a)	$150,848	$146,827	2.7%
Non-transaction revenue (b)	307,024	310,577	(1.1)%
Total Credit Market Services Revenue	$457,872	$457,404	0.1%

	2010	2009	% Change
Six Months
Transaction Revenue	$299,892	$258,406	16.1%
Non-Transaction Revenue	609,435	590,348	3.2%
Total Credit Market Services Revenue	$909,327	$848,754	7.1%

(a)	Revenue related to rating new issuance of corporate, public finance and structured finance instruments; bank loans; and corporate credit estimates.
(b)	Revenue from annual fees for frequent issuer programs, surveillance and subscriptions.

Domestic vs. International Revenue

(unaudited)
	2010	2009	% Change
Three Months
Domestic revenue	$254,660	$245,886	3.6%
International revenue	203,212	211,518	(3.9)%
Total Credit Market Services Revenue	$457,872	$457,404	0.1%

	2010	2009	% Change
Six Months
Domestic Revenue	$495,461	$459,341	7.9%
International Revenue	413,866	389,413	6.3%
Total Credit Market Services Revenue	$909,327	$848,754	7.1%

Exhibit 4

The McGraw-Hill Companies
Non-GAAP Financial Information

(dollars in thousands)

(unaudited)	Three months ended June 30,			Six months ended June 30,
	2010	2009	% Change	2010	2009	% Change
Revenue:
Information & Media	$224,228	$236,203	(5.1)%	$430,388	$461,628	(6.8)%
Excluding BusinessWeek	-	(27,497)		-	(55,288)
	$224,228	$208,706	7.4%	$430,388	$406,340	5.9%

Information & Media - Business-to-Business	$198,927	$215,800	(7.8)%	$386,411	$422,943	(8.6)%
Excluding BusinessWeek	-	(27,497)		-	(55,288)
	$198,927	$188,303	5.6%	$386,411	$367,655	5.1%

(unaudited)	Three months ended		Full Year
	September 30, 2009	December 31, 2009	December 31, 2009
Revenue:
Information & Media	$238,904	$253,340	$953,872
Excluding BusinessWeek	(22,231)	(21,636)	(99,155)
	$216,673	$231,704	$854,717

Information & Media - Business-to-Business	$219,768	$230,016	$872,727
Excluding BusinessWeek	(22,231)	(21,636)	(99,155)
	$197,537	$208,380	$773,572

In addition to including financial measures under accounting principles generally accepted in the United States of America (U.S. GAAP), The McGraw-Hill Companies disclosed non-GAAP measures that exclude the impact of the divestiture of BusinessWeek. The non-GAAP measures are provided because management believes they provide useful supplemental information for meaningful comparisons of the Company's results. These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measure.

Exhibit 5